Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 (File No. 333-132111), Form S-8 (File No. 333-132110) and Form S-8 (File No. 333-131434) of our reports dated March 30, 2006, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to confirmation of the Company's plan of reorganization), and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 30, 2006